EXHIBIT 99.1




                                  PRESS RELEASE


SUTTER ANNOUNCES SEIDENBERG BOARD APPOINTMENT


SAN FRANCISCO, January 9, 2004/PRNewswire/ - Sutter Holding Company, Inc. (OTCBB: SRHI) announced today the appointment of Peter Seidenberg to Sutter's Board of Directors as its Audit Committee Chairman. Mr. Seidenberg brings to the board experience as Director of Finance and Corporate Controller of a publicly held enterprise software company which he has helped grow from $2 million to $80 million in revenue. As Corporate Controller, Peter has overseen and participated in the raising venture capital, all public filings including an S-1, and helped steer the company through the early stages of the Sarbanes-Oakley compliance.


Beyond his software experiences, Mr. Seidenberg has worked with a variety of high tech manufacturing companies including AlliedSignal, Inc. in general management, operations and finance and accounting.

Mr. Seidenberg received his Bachelor of Science in Applied Economics and a Masters in Business Administration from Cornell University.